EXHIBIT 99.1

DIGITAL ALLY CLOSES FINAL TRANCHE OF $10 MILLION FUNDING

DIGITAL ALLY COMPLETES PROCEEDS INVESTMENT AGREEMENT PACKAGE

Lenexa, KS, August 21, 2018 (GLOBE NEWSWIRE) — Digital Ally, Inc. (NASDAQ: DGLY) is pleased to announce that it has closed the second and final tranche of a $10 million funding (the “Funding”) from Brickell Key Investments LP (“BKI”). Proceeds of the Funding were used to retire the Senior Secured Convertible Promissory Notes issued in April 2018 with the remaining balance being used for other expenses (including litigation financing).

The Company entered into a Proceeds Investment Agreement with BKI on July 31, 2018 pursuant to which BKI funded the first tranche of approximately $500,000. BKI was granted an option to provide the Company with a second tranche of up to an additional $9.5 million at its sole discretion. On August 21, 2018 BKI exercised and funded the second tranche thereby completing the entire $10 million funding.

“We are very happy that such a well-known and experienced investment firm such as BKI has chosen to provide significant funding to the Company, stated Stanton E. Ross, Digital Ally CEO, President and Chairman.

About Digital Ally

Digital Ally, Inc., headquartered in Lenexa, KS, specializes in the design and manufacturing of the highest quality video recording equipment and video analytic software. Digital Ally pushes the boundaries of technology in industries such as law enforcement, emergency management, commercial fleets, and consumer use. Digital Ally’s complete product solutions include in-car and body cameras, cloud and local management software, and automatic recording technology. These products work seamlessly together and are simple to install and operate. Digital Ally products are sold by domestic direct sales representatives and international distributors worldwide.

About Brickell Key Investments LP

BKI is a Guernsey-based limited partnership that provides strategic capital and risk mitigation strategies through customized financing solutions.

Contact Information

Stanton Ross, CEO

Tom Heckman, CFO

Digital Ally, Inc.

913-814-7774

info@digitalallyinc.com

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: the schedule upon which the Company’s litigation against Axon Enterprise, Inc. and WatchGuard will proceed; whether the Company will prevail in its patent litigation against Axon and WatchGuard; the amount of any damages that might be awarded to the Company if it is successful in the litigation; whether the BKI Funding will be sufficient to fully cover the litigation expenses against Axon and WatchGuard; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; and the effect of changing economic conditions. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. It cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. Digital Ally does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the three and six months ended June 30, 2018, as filed with the Securities and Exchange Commission.